
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate joint ventures. In accordance with industry practive, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          OCT-31-1999
<PERIOD-END>                               JAN-31-1999
<CASH>                                       3,487,313
<SECURITIES>                                         0
<RECEIVABLES>                                1,135,131
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              61,897,814<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                             0
<OTHER-SE>                                  61,554,321<F2>
<TOTAL-LIABILITY-AND-EQUITY>                61,897,814<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             1,909,773<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,018,339
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                                891,434
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                            891,434
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                   891,434
<EPS-PRIMARY>                                     1.50<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $40,230,329, real estate held for sale of $9,199,543 investments in joint ventures of $6,982,954, net deferred expenses of $383,745 and other assets of $478,799.
<F2>Other Stockholders Equity represents partners' capital.
<F3>Liabilities include accounts payable and accrued liabilities of $269,149, and security deposits of $74,344.
<F4>Total revenue includes rent of $1,624,001, equity in earning of joint ventures of $208,102, interest of $29,223, and other revenues of $48,447.
<F5>Represents net income per Unit of limited partnership interest.

